Exhibit 10.2

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into to be effective from and following March 1, 2018 (the “Effective Date”), between Tenet Healthcare Corporation (the “Company”) and Ronald A. Rittenmeyer (“Executive”).

W I T N E S S E T H

WHEREAS, the Executive is currently serving as the Executive Chairman and Chief Executive Officer of the Company; and

WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue Executive’s employment with the Company on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment Term. The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed commencing as of the Effective Date and ending on February 28, 2020 (the “Term”). Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 4 hereof. The period of time between the Effective Date and the termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Period.”

2. Position and Duties.

(a) During the Employment Period, Executive will continue to serve as the Executive Chairman and Chief Executive Officer of the Company and Executive will report directly to the Board of Directors of the Company (the “Board”). During the Employment Period, Executive will continue to serve as the Executive Chairman of the Board.

(b) Executive shall have such responsibilities, duties and authorities, and will render such services for the Company and its subsidiaries or affiliates as the Board may reasonably request from time to time. During Executive’s period of employment, Executive will devote substantially all of Executive’s business time, energy and efforts to Executive’s obligations hereunder and to the affairs of the Company; provided that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) managing the Executive’s passive personal investments, (iv) serving on the board of directors of Avaya, Inc., American International Group, Inc., and IQVIA Holdings, Inc., and (v) providing advising services to Affina from time to time, so long as such activities in the aggregate do not interfere or conflict with the Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c) During the Term, Executive will be employed by Tenet Employment, Inc., for all purposes under this Agreement.

3. Compensation and Benefits.

(a) Base Salary. During the Employment Period, Executive shall receive an annual base salary equal to $1,200,000 per annum, payable by the Company in regular installments in accordance with the Company’s general payroll practices, less taxes and other applicable withholdings (as may be increased from time to time, the “Base Salary”).

(b) Annual Bonus. During the Employment Term, the Executive shall be eligible to receive an annual incentive payment (the “Annual Bonus”) based on a target bonus opportunity of 150% of the Executive’s Base Salary, with the actual Annual Bonus amount calculated based upon the attainment of one or more performance-based objectives established by the Board or the Human Resources Committee thereof (the “Committee”) in its sole discretion. The Annual Bonus shall be subject to the terms and conditions of the annual bonus plan adopted by the Board, under which bonuses are generally payable to senior executives of the Company. The Annual Bonus shall be paid to the Executive at the same time as annual bonuses are generally payable to other senior executives of the Company, subject to the Executive’s continuous employment through the applicable payment date, except as otherwise set forth in this Agreement. For the avoidance of doubt, the Executive shall have the opportunity to earn the Annual Bonus for the 2018 calendar year without proration.

(c) Equity Awards. In consideration of the Executive entering into this Agreement and as an inducement to continue Executive’s employment with the Company, the Company will grant an award of restricted stock units (“RSUs”) pursuant to the Sixth Amended and Restated Tenet Healthcare 2008 Stock Incentive Plan (the “Plan”) with an aggregate grant date fair value equal to $7,000,000, which shall vest in equal quarterly installments beginning on the three (3)-month anniversary of the Effective Date until fully vested as of the conclusion of the Term (each such quarterly date, a “Vesting Date”), subject to the Executive’s continued employment with the Company through each Vesting Date, unless vesting is accelerated in accordance with Section 4 below. All other terms and conditions of such awards shall be governed by the terms and conditions of the Plan and the applicable award agreement, provided that such terms and conditions shall not be inconsistent with the terms of this Agreement.

(d) Long-Term Incentive Cash Awards. In further consideration of the Executive entering into this Agreement and as an inducement to continue Executive’s employment with the Company, the Executive shall be eligible to earn a cash bonus equal to $7,000,000 (the “Restricted Cash”), which shall vest in equal quarterly installments beginning on the three (3)-month anniversary of the Effective Date until fully vested as of the conclusion of the Term, subject to the Executive’s continued employment with the Company through each Vesting Date, unless vesting is accelerated in accordance with Section 4 below. The vested portion of Restricted Cash shall be payable on the next regularly scheduled payroll date following each Vesting Date, subject to any accelerated payment in accordance with Section 4 below.

(e) Employee Benefits. In addition, during the Employment Period, Executive shall be entitled to participate in the Company’s benefits generally eligible to executive-level employees, including, for the avoidance of doubt, the Company’s health and welfare plans and 401(k) retirement savings plan and the Company’s Executive Retirement Account, subject, in each case, to the eligibility and participation requirements thereof; provided, however, that Executive shall not participate in any severance plan or policy maintained by the Company for the benefit of senior executives.

(f) Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, the Executive will be entitled to use of the Company’s airplane for business and personal use (personal use not to exceed seventy-five (75) hours per calendar year) without reimbursement to the Company in accordance with the Company’s policies as in effect from time to time and consistent with past practice.

(g) Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the Executive’s reasonable counsel fees incurred in connection with the negotiation and documentation of this Agreement, up to a maximum of $25,000, which shall be paid within sixty (60) days following the Effective Date.

4. Termination.

(a) The Employment Period shall terminate upon the first to occur of the following:

(i) upon the conclusion of the Term;

(ii) upon advance written notice of Executive’s voluntary resignation with Good Reason;

(iii) immediately upon Executive’s death or Disability;

(iv) immediately upon a termination by the Company for Cause; or

(v) immediately upon written notice by the Company without Cause or upon 60 days’ advance written notice by Executive without Good Reason (the date of such terminations set forth in (i) through (v) herein, the “Termination Date”).

Unless otherwise determined by mutual agreement between the Executive and the Board prior to the termination of Executive’s employment pursuant to Sections 4(a)(i) through (v) herein, effective automatically as of any such Termination Date and without any further action taken by Executive, the Executive will be deemed to effectively resign from all positions, offices and directorships with the Company and any affiliate and subsidiary of the Company, as well as from any positions, offices and directorships on the Company’s and its affiliates and subsidiaries’ foundations, benefit plans and programs.

(b) Death; Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death. The Company may terminate the Executive’s employment and the Employment Period immediately upon the occurrence of a Disability, such termination to be effective upon the Executive’s receipt of written notice of such termination. Upon the Executive’s death, or in the event that the Executive’s employment and Employment Period ends on account of the Executive’s Disability, the Executive or the Executive’s estate, as applicable, shall be entitled to the following:

(i) any accrued but unpaid Base Salary through the Termination Date payable no later than ten (10) days following the Termination Date;

(ii) reimbursement for any unreimbursed business expenses incurred through the Termination Date in accordance with Section 3(f) of this Agreement, payable in accordance with applicable Company plan or policy;

(iii) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant payable in accordance with applicable Company plan or policy (the payments described in (i), (ii), and (iii) hereof, collectively, the “Accrued Benefits”);

(iv) any Annual Bonus for the preceding fiscal year which, as of the Termination Date, has not been paid, and which would have been paid but for Executive’s termination of employment, such Annual Bonus to be paid at the same time as annual bonuses for such fiscal year are generally payable to other senior executives of the Company (the “Prior-Year Bonus”);

(v) a pro-rata portion of the Annual Bonus Executive would have earned for the performance year in which the Termination Date occurs based on actual performance, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the beginning of the performance period in which such termination occurs and the Termination Date, divided by 365 (the “Pro-Rata Annual Bonus”), which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company; and

(vi) effective as of the Termination Date, accelerated vesting of the RSUs and Restricted Cash held by Executive, which will be settled within thirty (30) days following Executive’s Termination Date.

Following any such termination of the Executive’s employment, except as set forth in this Section 4(b), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Termination by the Company for Cause; Resignation by Executive without Good Reason. The Company may terminate the Executive’s employment at any time for Cause and the Executive may terminate his employment at any time without Good Reason upon sixty (60) days’ advance written notice to the Company. If the Executive employment is terminated by the Company for Cause or if Executive resigns without Good Reason, the Executive shall be entitled to only the Accrued Benefits.

(d) Termination by the Company without Cause; Resignation by Executive with Good Reason. The Company may terminate the Executive’s employment at any time without Cause, effective upon delivery to the Executive of written notice in accordance with Section 4(a)(v), and the Executive may voluntarily resign employment with the Company with Good Reason (as defined below). In the event that the Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), or the Executive voluntarily resigns with Good Reason, subject to Section 4(f) below (other than with respect to Section 4(d)(i), the Executive shall be entitled to:

(i) the Accrued Benefits;

(ii) a lump sum payment equal to the amount of Executive’s Base Salary that remains payable to Executive during the Term, measured from the Termination Date through the end of the Term; provided that to the extent any such payments constitute “nonqualified deferred compensation” for the purposes of Code Section 409A (as defined in Section 17 hereof), any such payment scheduled to occur prior to the first regularly scheduled payroll period following the Release Effective Date shall not be paid until the first regularly scheduled payroll period following the Release Effective Date and shall include payment of any amount that was otherwise schedules to be paid prior thereto;

(iii) payment of any Prior Year Bonus;

(iv) payment of the Pro-Rata Annual Bonus;

(v) a lump sum payment equal to the sum of (x) a pro-rata portion of the Annual Bonus Executive would have earned for the performance year in which Termination Date occurs based on target performance, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the Termination Date and the conclusion of the performance period in which such termination occurs, divided by 365 (the “Pro-Rata Target Bonus”), and (y) a pro-rata portion of the Annual Bonus for any performance year remaining during the Term that begins following the Termination Date based on target performance, with such pro-rata portion determined based on the quotient determined by dividing the number of days between the beginning of the performance year and the conclusion of the Term, divided by 365 (the “Pro-Rata Remaining Bonus”), payable on the first regularly scheduled payroll period following the Release Effective Date;

(vi) effective as of the Termination Date, accelerated vesting of all outstanding unvested RSUs and Restricted Cash held by Executive, which will be settled within thirty (30) days following the Release Effective Date; and

(vii) continued coverage under the Company’s health and welfare plans in effect as of the Termination Date through the end of the Term. Following the conclusion of the Term, executive shall be eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at Executive’s sole cost and expense

(e) Termination upon the Conclusion of the Term. The Executive’s employment will terminate automatically upon the conclusion of the Term. Subject to Section 4(f) below, upon Executive’s termination of employment upon the conclusion of the Term, the Executive shall be entitled to only the Accrued Benefits, the Pro-Rata Annual Bonus, any Prior Year Bonus, settlement of vested RSUs, and payment of any vested installment of Restricted Cash which has not then been paid.

Following the termination of the Executive’s employment by the Company without Cause or by Executive with Good Reason or upon the conclusion of the Term, except as set forth in Section 4(d) or Section 4(e) hereof, the Executive shall have no further rights to any compensation or any other benefits under this Agreement. Payments and benefits provided in Section 4(d) or Section 4(e) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(f) Release of Claims, Continued Compliance. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit (other than the Accrued Benefits) pursuant to Section 4(d) or Section 4(e) (collectively with respect to either Section 4(d) or Section 4(e), as applicable, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the release of claims in the form attached hereto as Exhibit A (and the expiration of any revocation period contained in such release of claims) within sixty (60) days following the Termination Date (the date on which the release becomes effective and no longer subject to revocation, the “Release Effective Date”). The Company shall also execute, and deliver to Executive, the release of claims in the form attached as Exhibit A simultaneously with the Release Effective Date, subject to the occurrence of the Release Effective Date. Any delay in the payment of the Severance Benefits shall not extend the period of time that the Severance Benefits are payable. If the Executive fails to execute the release of claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60)-day period, or timely revokes the Executive’s such release following its execution, the Executive shall not be entitled to any of the Severance Benefits. If the Executive materially breaches any obligation set forth in Section 7 below and fails to cure such breach (if curable) after notice and a reasonable opportunity to cure, the Executive’s right to receive the Severance Benefits shall immediately cease and be forfeited, and any payment of the Severance Benefits previously paid to the Executive shall be immediately repaid by the Executive to the Company, if and to the extent such breach damages the Company as determined by a court of competent jurisdiction.

5. Code Section 280G. To the extent that any amount payable to the Executive hereunder, when combined with any other payment or benefit (collectively, the “Payments”, which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) that could be considered a “parachute payment,” as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), exceed the limitations of Section 280G of the Code such that an excise tax will be imposed under Section 4999 of the Code, the Payments shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, such parachute payments shall be reduced in the following order: (a) any Pro-Rata Target Bonus, Pro-Rata Annual Bonus, Prior Year Bonus or Pro-Rata Remaining Bonus, (b) any continuation of Base Salary (c) any other cash amounts payable to the Executive (including the Restricted Cash), (d) any benefits continuation valued as parachute payments, and (e) any accelerated vesting of any equity awards, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). For purposes of making the calculations and determinations required by this Section 5, the Company may engage an independent accounting firm or independent counsel to make such determinations, which shall be conclusive and binding on the Company and the Executive, and such independent accounting firm or independent counsel may rely on reasonable, good faith assumptions and approximations concerning the applicable of Section 280G and Section 4999 of the Code.

6. Selected Definitions.

(a) “Cause” shall mean a termination of the Executive’s employment by the Company due to any of the following: (i) embezzlement, theft or other willful and material misappropriation by the Executive of any Company property; (ii) Executive’s willful and material breach of any fiduciary duty to the Company or any of its subsidiaries; (iii) Executive’s willful and material failure or refusal to comply with laws or regulations applicable to Company and its business, or the policies of the Company governing the conduct of its employees that causes material harm to the Company; (iv) commission by Executive of a felony or of any crime involving moral turpitude, fraud, or misrepresentation; (v) the willful and material failure or refusal of Executive to perform his reasonably assigned job duties in accordance with Company policy; or (vi) any gross negligence or willful misconduct of Executive resulting in a material loss to the Company, or material damage to the reputation of the Company. For purposes of this definition, no act or failure to act on the part of the Executive shall be deemed “willful” if it was undertaken in reasonable reliance on the advice of counsel or at the instruction of the Company, including but not limited to the Board or a committee of the Board of the Company, or was due primarily to an error in judgment or negligence, but shall be deemed “willful” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Further, a failure to meet or exceed business objectives, as defined by the Company, will not constitute Cause, so long the Executive devotes his reasonable efforts and attention to the achievement of those objectives.

(b) “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period as determined by the Board in its reasonable discretion.

(c) “Good Reason” shall mean a termination of the Executive’s employment by the Executive within 30 days of the Company’s failure to cure, in accordance with the procedures set forth below, any of the following events: (i) a reduction in any of Executive’s compensation rights set forth in Section 3 hereof; (ii) failure to elect or reelect Executive as a member of the Board of Directors, (iii) the removal of Executive by the Company from the position of Executive Chairman of the Board and/or Chief Executive Officer of the Company; (iv) a material reduction in Executive’s duties and responsibilities as in effect immediately prior to such reduction; (v) the assignment to Executive of duties that are materially inconsistent with his then-current position(s) or the grant of duties that materially impair Executive’s ability to function as Executive Chairman of the Board and/or Chief Executive Officer of the Company; (vi) relocation of Executive’s principal office to a location that is more than fifty (50) miles outside of downtown Dallas, TX; (vii) during the Term, individuals who, as of the Effective Date, constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 50% of the directors then still in office who either were directors as of the Effective Date or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or (viii) a material breach of any material provision of this Agreement by the Company. A termination hereunder shall not be treated as a termination for Good Reason (x) if Executive shall have consented in writing to the occurrence of the event giving rise to the claim of termination for Good Reason, or (y) unless Executive shall have delivered a written notice to the Board within three months of his having actual knowledge of the occurrence of one of such events stating that he intends to terminate his employment for Good Reason and specifying the factual basis for such termination, and such event, if capable of being cured, shall not have been cured within 30 days of the receipt of such notice.

7. Restrictive Covenants

(a) Confidentiality. During the course of the Executive’s employment with the Company, the Executive will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

(b) Noncompetition; Nonsolicitation.

(i) During the Employment Period and for a period of twelve (12) months following the Termination Date (the “Restricted Period”), Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its subsidiaries or affiliates or in any other material business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries or affiliates, so long as the Executive has no active participation in the business of such corporation. In addition, the provisions of this Section 7(b)(i) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company or any of its subsidiaries or affiliates so long as the Executive and such subsidiary, division or unit does not engage in a business in competition with the Company or any of its subsidiaries or affiliates.

(ii) During the Restricted Period, the Executive agrees that the Executive shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or soliciting any such employee. An employee shall be deemed covered by this Section 7(b)(ii) while so employed or retained and for a period of six (6) months thereafter; provided, however, that the Company will, in good faith, consider exempting any employee who was terminated by the Company or any of its subsidiaries or affiliates.

(c) Nondisparagement. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company, it being understood and agreed that disparagement does not include compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, statements in response to any inquiry from a court or regulatory body, or statements or comments in rebuttal of media stories or alleged media stories. The Company will instruct its board members and senior executives not to make any negative comments or otherwise defame or disparage Executive to any third parties, except as required by law, it being understood and agreed that disparagement does not include compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, statements in response to any inquiry from a court or regulatory body, or statements or comments in rebuttal of media stories or alleged media stories.

(d) Trade Secrets. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(e) Reasonableness of Restrictive Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 7 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7, and that the Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 7 if either the Company and/or its affiliates is the prevailing party in such dispute or if the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 7. If the Executive is the prevailing party in any action or dispute to enforce any of the provisions of this Section 7 (but not, for the avoidance of doubt, if Executive challenges the reasonableness or enforceability of any of the covenants set forth in this Section 7), the Company will reimburse the Executive for all costs (including reasonable attorneys’ fees) incurred by him in connection with such action or dispute. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Executive’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 7.

(f) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(g) Tolling. In the event of any violation of the provisions of this Section 7, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 7(b) shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board (with a copy to the General Counsel of the Company), or to such other address as either party may specify by notice to the other actually received.

9. Complete Agreement. This Agreement embodies the complete agreement and understanding among Executive and the Company and its subsidiaries with respect to the subject matter hereof and, as of the Effective Date, shall supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way other than the agreements referenced herein or any agreement which by its terms continues beyond the Executive’s termination of employment.

10. Indemnification. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the By-Laws of the Company and the Indemnification Agreement between the Company and Executive dated June 24, 2010, against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorneys’ fees), losses and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations to the Company. The Company shall cover the Executive acting in his capacity as an officer or director of the Company or any of its affiliates or subsidiaries, under the directors and officers’ liability insurance policies maintained by the Company for the benefit of similarly situated current and former directors and officers.

11. No Assignment. This Agreement is personal to each of the parties hereto, and no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto.

12. Counterparts; Delivery by Facsimile or PDF. This Agreement may be executed in separate counterparts (including by facsimile or PDF signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or PDF, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

13. Withholding Taxes. The Company may withhold from any and all amounts payable to Executive hereunder such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

14. Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the state of Texas without giving effect to provisions thereof regarding conflict of laws.

15. Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE COMPANY AND EXECUTIVE FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH THEIR RESPECTIVE LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES THEIR RESPECTIVE JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS

AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

16. Amendment and Waiver. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

17. Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (a) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (b) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanges for another benefit, and (c) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any table year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 17(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(d) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

18. Survival. The provisions contained in Sections 5, 7 through 11, 13, 14, 15 and 17 hereof shall survive the termination or expiration of the Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

TENET HEALTHCARE CORPORATION

By:	/S/ AUDREY ANDREWS
Name:	Audrey Andrews
Title:	Senior Vice President and General Counsel
Date:	March 24, 2018

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Accepted and Agreed:

/S/ RONALD A. RITTENMEYER
Name: Ronald A. Rittenmeyer
Date: March 24, 2018

EXHIBIT A

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release Agreement1

1. In consideration of the payments and benefits (the “Severance Benefits”) set forth in [Section 4(d)][Section 4(e)] of the Employment Agreement dated as of [________], 2018 by and between by and between Ronald A. Rittenmeyer (the “Executive”) and TENET HEALTHCARE CORPORATION. (the “Company”) (the “Employment Agreement”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof (each, a “Claim”), against any Company Released Party, including without limitation any Claim that arises out of, or relates to, (i) the Employment Agreement, effective [_________] by and between Executive and the Company (the “Employment Agreement”), the Restricted Stock Unit Agreement, dated [_________], by and between the Executive and the Company, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and/or (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any Claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), the Texas Commission on Human Rights Act, TX Labor Code § 21.001 et seq., the Texas Payday Law, TX Labor Code § 61.001 et seq., the Texas Minimum Wage Act, TX Labor Code § 62.001 et seq., and the Texas Communicable Disease Act, TX Health and Safety Code § 81.101 et seq., all as amended, and any similar or analogous state statute, excepting only:

A.	rights of the Executive to the Accrued Benefits and the Severance Benefits, including accelerated vesting of all outstanding unvested RSUs and Restricted Cash held by Executive (as all such terms are defined in the Employment Agreement);

[1]	Subject to update to reflect changes in law.

B.	the right of the Executive to receive nondisparagement protection from the Company in accordance with Section 7(c) of the Employment Agreement, and the Executive’s right to expense reimbursement from the Company in the amount of $[_____] in accordance with Sections 3(f) and 3(g) of the Employment Agreement;

C.	the right of the Executive to receive stock options pursuant to that certain Non-Qualified Stock Option Performance Awards agreement by and between the Company and Executive, dated September 29, 2017 (the “Option Agreement”);

D.	the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

E.	the right of Executive to enforce the terms of this Release Agreement;

F.	Claims for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group; and

G.	rights to indemnification the Executive has or may have under an agreement with any member of the Company Affiliated Group (including Section 10 of the Employment Agreement), the by-laws or certificate of incorporation of any member of the Company Affiliated Group, the Indemnification Agreement between the Company and Executive dated [ ], 2018 or as an insured under any director’s and officer’s liability insurance policy now or previously in force, including any tail policy.

In addition, nothing in this Release prevents Executive from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or the Department of Labor, except that Executive hereby waives his right to any monetary benefits in connection with any such Claim, charge or proceeding. Nothing contained in this Agreement shall be construed to prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any whistleblower provisions of federal or state law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body.

2. Pursuant to 18 U.S.C. § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.

3. The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied. The Company acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by the Executive, any such liability being expressly denied.

4. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses but does not apply to the Claims not released by the Executive in Section 1 above.

5. The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his Claims under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any Claim which by law the Executive is not permitted to waive.

6. As to Claims arising under ADEA, the Executive acknowledges that he been given a period of twenty-one (21) days to consider whether to execute this Release. If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of Claims arising under ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed (such date, the “ADEA Release Effective Date”). If such a revocation occurs, the Executive shall irrevocably forfeit any right to payment of the Severance Benefits (other than $1,000 as consideration for the Claims that continue to be waived hereunder and his rights to be indemnified and covered under any applicable directors’ and officers’ liability insurance policies) or any other cash severance, benefits continuation or other post-termination benefits pursuant to the Employment Agreement (other than rights to the Accrued Benefits (as defined in the Employment Agreement) and any rights to be indemnified or covered under any applicable directors’ and officers’ liability insurance policies), but the remainder of the Employment Agreement shall continue in full force.

7. Other than as to Claims arising under ADEA, this Release shall be immediately effective upon execution by the Executive.

8. Release by the Company. Subject to the occurrence of the ADEA Release Effective Date, the Company, on behalf of itself and its controlled subsidiaries, fully, finally and forever releases and discharges Executive and his heirs, executors, administrators, personal representatives, successors and assigns (“Executive Releasees”) from all Claims against Executive arising prior to and through execution of this Release Agreement by the Company, including, without limitation (a) any Claims arising out of or relating to the Company’s employment with the Company and its affiliates or the termination thereof, (b) any Claims arising from or in any way related to any agreement between Executive and the Company and its affiliates, and/or (c) any

Claims arising from or in any way related to any awards, policies, plans, programs or practices of the Company and its affiliates; provided, however, that this Section 8 is not intended to and shall not release or limit Claims (i) relating to the Executive’s restrictive covenant obligations under Section 7 of the Employment Agreement and Section 7 of the Option Agreement, or (ii) seeking to enforce the terms of this Release Agreement.

9. The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

10. The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

11. The Parties acknowledge that this Release relates only to Claims that exist as of the date of this Release.

12. The Parties acknowledge that Sections 5, 7 through 11, 13, 14, 15 and 17 of the Employment Agreement shall survive the execution of this Release.

13. The Executive acknowledges that the Severance Benefits he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

14. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

15. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

16. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

17. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

18. This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

19. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has executed this Release as of the date written below.

TENET HEALTHCARE CORPORATION

By:
Name:
Title:
Date:

IN WITNESS WHEREOF, the Executive has executed this Release as of the date written below.

Accepted and Agreed:

Name: Ronald A. Rittenmeyer
Date:

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